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Exhibit 1.4

PRESS RELEASE	FOR IMMEDIATE PUBLICATION

CGI confirms discussions with BCE

Montreal, Quebec, December 18, 2002—CGI Group Inc. (CGI) (TSX: GIB.A; NYSE: GIB) today confirmed that it has commenced discussions with BCE Inc. (BCE) (TSX:BCE; NYSE: BCE) on the future of BCE's investment in CGI.

BCE informed CGI that its prior publicly stated intentions, to dispose of the control block in CGI following the exercise of the put and call rights in 2003 and 2004, is no longer BCE's preferred course of action. While no final decisions have been made, CGI and BCE have commenced discussions to develop a plan with the following objectives:

  (i)
  to enhance the value of CGI by ensuring the continuity of CGI's management and CGI's ability to deliver high quality services to its customers; and

  (ii)
  to realize the maximum value of BCE's investment in CGI.

BCE has also informed CGI that if BCE were to divest a portion of its investment in CGI, this would be done in an orderly manner.

BCE confirms that the existing commercial alliance between BCE and CGI will be maintained, including the various outsourcing and consulting services agreements provided by CGI to the BCE companies.

In order to allow appropriate time for these discussions, CGI's Majority Shareholders have agreed with BCE to defer until April 15, 2003 the exercise date of the Majority Shareholders' put rights agreed upon in the Options Agreement entered into between the Majority Shareholders, BCE, Bell Canada and CGI in 1998. Except for this deferral, the Options Agreement remains unchanged.

About CGI
Founded in 1976, CGI is the fourth largest independent information technology services firm in North America, based on its headcount. CGI and its affiliated companies employ more than 14,600 professionals. CGI's annualized revenue run-rate totals CDN$2.3 billion (US$1.5 billion). As at September 30, 2002, CGI's order backlog totalled CDN$10.4 billion (US$6.7 billion). CGI provides end-to-end IT services and business solutions to more than 3,000 clients worldwide from more than 60 offices. CGI's shares are listed on the TSX (GIB.A) and the NYSE (GIB). They are included in the TSX 100 Composite Index as well as the S&P/TSX Canadian Information Technology and Canadian MidCap Indices. Website: www.cgi.com

Forward-Looking Statements
All statements in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of that term in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. These statements represent CGI Group Inc.'s intentions, plans, expectations, and beliefs, and are subject to risks, uncertainties, and other factors, of which many are beyond the control of the Company. These factors could cause actual results to differ materially from such forward-looking statements.

These factors include and are not restricted to the timing and size of contracts, acquisitions and other corporate developments; the ability to attract and retain qualified employees; market competition in the rapidly-evolving information technology industry; general economic and business conditions, foreign exchange and other risks identified in the Management's Discussion and Analysis (MD&A) in CGI Group Inc.'s Annual Report or Form 40-F filed with the SEC, the Company's Annual Information Form filed with the Canadian securities authorities, as well as assumptions regarding the foregoing. The words "believe", "estimate", "expect", "intend", "anticipate", "foresee", "plan", and similar expressions and variations thereof, identify certain of such forward-looking statements, which speak only as of the date on which they are made. In particular, statements relating to future revenue from outsourcing contracts are forward-looking statements. CGI disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

For more information:

CGI:
Investor relations
Julie Creed
Vice-president, investor relations
(312) 201-4803

Ronald White
Director, investor relations
(514) 841-3230

Media relations
Eileen Murphy
Director, media relations
(514) 841-3430

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  Exhibit 1.4